RS Funds Distributor LLC

Mutual Fund Selling Group Agreement

RS Funds Distributor LLC (“RSFD” or “we”) invites you, the undersigned broker/dealer, to become a member of the selling group that distributes shares of funds (“Shares”) for which RSFD is or may become the principal underwriter (individually referred to as a “Fund” and collectively referred to as the “Funds”) subject to the terms and conditions of this Agreement.

Products and Services

1. You shall make available for purchase Shares of the Funds specified in Exhibit A attached hereto in those states or jurisdictions where RSFD has informed you that the Shares of the Funds may legally be offered for sale and where you and your representatives are properly licensed and appointed in accordance with applicable laws.

2. You shall offer and sell Shares only in accordance with the provisions of the Prospectus as in effect from time to time and only at the applicable public offering price next calculated by the applicable Fund following receipt in good order by you of a purchase order. Within this Agreement, references to a “Prospectus” shall mean the prospectus and related statement(s) of additional information for the applicable Fund or Funds as in effect from time to time.

3. You agree to purchase Shares of the Funds solely through RSFD and only for the purpose of covering purchase orders either already received from customers or for your own bona fide investment. You agree not to purchase Shares of the Funds on behalf of any other securities dealer or broker and you further agree not to withhold placing any customer’s order for your own profit. If you act as an agent for a shareholder selling Shares to RSFD, you shall not charge the shareholder commissions or fees for handling the transaction unless they comply with all applicable rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and do not cause any adverse results to RSFD or any of the Funds under any applicable laws, rules or regulations.

4. All purchase orders are subject to acceptance by the Fund that issues the Shares being purchased. RSFD and the Funds reserve the right, each in its sole discretion and without notice to you (although RSFD will make reasonable efforts to give such notice), to reject a purchase order or suspend sales or withdraw the offering of Shares entirely. RSFD and the Funds reserve the right, each in its sole discretion and without notice to you (although RSFD will make reasonable efforts to give such notice), to suspend the right of redemption or postpone the date of payment upon redemption of Shares as permitted under the Investment Company Act of 1940 (the “1940 Act”).

5. The procedures relating to orders and the handling of such orders will be subject to the terms of the Prospectus of the applicable Fund and instructions received by you from RSFD or the transfer agent from time to time. No conditional orders will be accepted.

6. Orders received by the transfer agent prior to the close of regular trading on the New York Stock Exchange (“NYSE”) (normally 4:00 p.m. Eastern time) (the “Valuation Time”) are transacted at the public offering price(s) of the applicable Fund(s) computed as of such time on that day.

7. You agree to advise RSFD or the Fund of the appropriate sales load for each transaction, including when certain sales may qualify for a reduced front-end sales load or an exemption from the front-end sales load. Further, when you submit purchase orders for Fund Shares on behalf of purchasers who qualify for an exemption from the front-end sales load, you represent that such purchases qualify for the applicable exemption as set forth in the Prospectus, including but not limited to purchases made pursuant to a bona fide fee-based wrap program. Neither the Fund nor RSFD shall have any responsibility to correct the payment or assessment of an incorrect sales load due to your failure to fulfill the foregoing obligation.

8. You acknowledge that with respect to an order received in good order by you (or any indirect intermediary) prior to the Valuation Time on a day the applicable Fund is open for business, and subject to Section 29 below, you must make a best effort to transmit the order to RSFD or the Funds’ transfer agent so that it is received by 9:00 a.m. Eastern time on the next business day in order to receive the price per Share determined by the Fund as of the time it values Shares of the Fund on the business day of receipt by you or such indirect intermediary (“Price Protection”); provided, however, that the foregoing Price Protection shall not apply to orders for your customers that are record owners of Shares and whose accounts at the transfer agent are not accounts subject to the National Securities Clearing Corporation (“NSCC”) Networking services and therefore will be time and date stamped upon receipt by the transfer agent.

9. Payment for Shares ordered by you shall be in the amount of the public offering price applicable to each share class and shall be received by the transfer agent for the issuing Fund within three (3) business days after your order has been accepted by the applicable Fund. If such payment is not received by the transfer agent within three (3) business days, RSFD reserves the right, without notice, either to cancel the sale immediately or to sell the ordered Shares back to the applicable Fund immediately. In either case, RSFD may hold you responsible for any loss, including loss of profit, suffered by RSFD or by the applicable Fund, as a result of your failure to make payment as set forth above. If any Shares sold to you under the terms of this Agreement are repurchased by the issuing Fund (or by RSFD as its agent) or are tendered for redemption within (5) business days after the date of the confirmation of the original purchase order from you, it is agreed that you shall forfeit your right to any compensation paid or allowed to you on such Shares.

10. Purchases must be made through the use of book-entry accounts maintained by the transfer agent as the Fund(s) will not issue share certificates.

11. The Funds will redeem their Shares from shareholders and brokers on demand only in accordance with the procedures described in the current Prospectus for the Fund(s). You shall effect redemptions of Shares only at the net asset value of such Shares next determined by the applicable Fund following receipt in good order by you of a redemption order, less any contingent deferred sale charge or redemption fee. Subject to any requirements of applicable law, exchange privileges may be modified or terminated at any time in the sole discretion of the Fund(s) involved.

12. It is agreed and understood that RSFD is the agent for the Funds and that you act as principal for your own account or as agent for your customers. You agree to act as a limited agent for the Funds for the sole purpose of receiving orders on behalf of the Funds for the account of your customers. Receipt in “good order” by you shall constitute receipt by the Fund of the order for purposes of Rule 22c-1 under the 1940 Act, subject to the terms and conditions set forth herein. Receipt in “good order” shall mean that all documentation, information, date and time stamps, signatures and signature guarantees are complete, accurate and legible, and have otherwise been obtained and/or verified to the reasonable satisfaction of the Funds or RSFD in a manner consistent with industry standards and practices, and are compliant with all requirements of Fund policies, applicable laws, rules and regulations pertaining thereto. Nothing herein shall constitute or designate you and RSFD as a selling syndicate, association, joint venture, partnership, unincorporated business or other separate legal entity, or otherwise serve as the basis to conclude that you and RSFD are partners, or that you are anything other than an independent contractor of RSFD.

13. You agree to cooperate with reasonable requests of RSFD or the Funds in the solicitation of proxies by the board of trustees of the Funds as provided for in any proxy material. You will comply with all obligations required of you by applicable law, rules or regulations in connection with the solicitation of such proxies.

Compensation

14. In consideration of and as full compensation for the services provided under this Agreement, you shall receive compensation from RSFD in accordance with the compensation schedule attached hereto as Exhibit B. You shall be responsible for paying your representatives, and neither RSFD nor its affiliates shall have any responsibility for such payment. RSFD shall have the right to seek recovery from you of any chargeback as set forth in Exhibit B.

15. You are advised that sales loads, dealer concessions, discounts, commissions and all other forms of compensation described in Exhibit B are subject to change at any time by the Funds or RSFD. You will receive at least thirty (30) days prior written notice of such change, and any such change shall apply to compensation due on transactions received by the Fund(s) after the effective date of such notice.

16. Except as otherwise set forth in the Prospectus for the Fund(s) and/or Exhibit B, no dealer concession or commission is applicable to purchase orders for Shares purchased at net asset value or to Shares of any class which are acquired by exchange or dividend reinvestment at net asset value.

17. RSFD is authorized to pay you continuing compensation in accordance with the provisions and terms of Distribution Plan(s) and Agreement(s) pursuant to Rule 12b-1 under the 1940 Act, as in effect from time to time, applicable to one or more share classes of the Fund(s), and/or to pay you for the provision of administrative and/or shareholder services on behalf of the Fund(s).

18. All dealer concessions, discounts, commissions or other forms of compensation described in Exhibit B shall be payable to you only to the extent that the revenues from which RSFD pays them (including, for example, distribution or shareholder servicing fees paid by the Funds) are received by and in the possession of RSFD except as otherwise indicated on Exhibit B. No interest will accrue on amounts represented by uncashed checks relating to any such payments. In the event that any payment of compensation contemplated hereunder is (i) directly or indirectly limited, restricted or prohibited by applicable law, rule or regulation, or (ii) otherwise terminated for reasons beyond the reasonable control of RSFD, RSFD may immediately and without prior notice reduce or eliminate such fee to the extent payable to you.

19. If there is a dispute as to whether any compensation with respect to Shares is “reallowable” or payable to you, RSFD shall make a good faith determination as to who is entitled to such amounts, and you acknowledge hereby that such determination shall be binding upon you. All compensation “reallowable” or payable under this Agreement shall be so “reallowable” or payable only as long as this Agreement is in effect.

20. Upon termination of this Agreement, all compensation to you hereunder shall cease; however you shall continue to be liable for any chargebacks or payments otherwise due RSFD hereunder.

Prospectus and Marketing

21. You shall ensure that your representatives offer the Funds by the use of currently effective Prospectuses. You and your representatives shall not make any representations concerning the Shares other than those contained in the current Prospectus for a Fund or in any current printed materials or sales literature furnished to you by RSFD or the Fund.

22. RSFD shall furnish to you, at no expense to you, reasonable quantities of Prospectuses for the Funds and such other material as necessary or desirable for use in connection with sales of the Funds. Neither you nor your representatives shall print, publish or distribute any advertising, sales literature, marketing or other materials relating to the Funds or RSFD unless RSFD has granted prior written approval for such materials. You shall return or destroy any materials provided by RSFD promptly upon request by RSFD.

23. You will deliver or cause to be delivered to each customer a copy of the current Prospectus for the applicable Fund, and, if requested by a customer, the Statement of Additional Information, within the time periods prescribed by applicable law.

24. Neither party shall use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional program.

Complaints and Investigations

25. You will promptly provide written notice to RSFD of any written complaint, inquiry or claim or notice of any investigation or proceeding (customer, regulatory, judicial or otherwise) received by you that relates to the services contemplated under this Agreement or the securities offered or sold pursuant to this Agreement.

26. The parties jointly agree to cooperate fully with respect to any complaint, inquiry, investigation or proceeding (customer, regulatory, judicial or otherwise) arising in connection with this Agreement, including but not limited to, any related customer complaint, securities or insurance regulatory investigation or proceeding, or judicial proceeding.

27. You also agree that, in the event that it should come to your attention that any of your customers is engaging in a pattern of purchases, redemptions and/or exchanges of Funds that appears to evidence “market timing” or other abusive trading practice, you shall immediately notify RSFD of such pattern and shall cooperate fully with RSFD in any investigation and, if deemed necessary or appropriate by RSFD, termination of any such pattern of trading, including, without limitation, by refusing such customer’s orders to purchase or exchange Funds.

Compliance with Law

28. You and RSFD agree to abide by all rules and regulations of any applicable national securities exchange and FINRA, all federal and state securities statutes, rules and regulations and all other applicable laws, rules or regulations, including without limitation the Internal Revenue Code of 1986(the “Code”), related Treasury Department regulations, other Internal Revenue Service (“IRS”) or Treasury Department guidance, or intergovernmental agreements. For this purpose, “intergovernmental agreements” means those agreements between the United States and foreign governments implementing Sections 1471 through 1474 of the Code and include any fiscal or regulatory legislation, rules or other official guidance adopted pursuant to any such intergovernmental agreements.

28.1. You will establish such policies and procedures as may be necessary to cause diligent supervision of the activities of your representatives. You shall have full responsibility for the training and supervision of your representatives and personnel who are engaged directly or indirectly in the offer or sale of interests in, or servicing shareholders of, the Funds, and all such persons shall be subject to your control with respect to such persons’ securities-regulated activities in connection with the Funds. You shall maintain and preserve all records required by law, rule and regulation to be maintained and preserved in connection with the activities contemplated herein. Upon request by RSFD, you shall furnish appropriate supervisory records or other reports related to the solicitation or sale of the Funds.

28.2. You acknowledge that you are solely responsible for determining the suitability of any Fund (and class of Shares thereof) for any customer to whom you recommend such Shares. You agree to comply with all suitability requirements applicable to your customers’ Share transactions and all requirements to provide specific disclosures to your customers, including but not limited to any disclosures regarding fees or other compensation paid to you or your affiliates by any Fund or its affiliates.

28.3. You and RSFD shall each be solely responsible for maintaining the appropriate licenses required for performance of the activities and obligations in connection with this Agreement.

28.4. You agree that RSFD shall not be responsible for any notices or other applicable filings that are necessary to permit you to engage in the offer and sale of mutual fund shares or the provision of services contemplated by this Agreement under state law.

29. You agree to adopt, implement, and maintain during the term of this Agreement such policies, procedures and internal controls as are necessary to ensure that you only submit to your clearing firm orders received by you in good order prior to the Valuation Time on each business day for execution at a price based on the net asset value per Share calculated for that business day, in accordance with Rule 22c-1 under the 1940 Act. You acknowledge that orders for Fund Shares received in good order by you subsequent to the Valuation Time for Shares on a business day or on a day that is not a business day shall receive a price based on the next determined net asset value per Share on the next business day, in accordance with Rule 22c-1 under the 1940 Act.

30. You agree to implement and maintain an appropriate business continuity policy aimed at ensuring, in the case of an interruption to your systems and procedures, the preservation of all client data, essential data and functions, and the maintenance of services and activities, or, where that is not possible, timely recovery of such data and functions and the timely resumption of your services and activities. In the event that a material business continuity event occurs, you shall advice RSFD promptly of such event and the steps proposed in order to minimize any interruption to your services under this Agreement.

31. You represent and warrant that you are registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and are a member in good standing of FINRA. Notwithstanding Section 42, you agree that this Agreement shall terminate without notice upon your: (a) expulsion from FINRA; (b) filing of a petition in bankruptcy or a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any applicable law; or (c) seeking the appointment of any trustee, conservator, receiver, custodian or liquidator for you or for all or substantially all of your properties. Likewise, notwithstanding Section 42, you agree that this Agreement shall terminate without notice: (a) if a proceeding is commenced against you seeking relief or an appointment of a type described in the immediately preceding sentence; or (b) if an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 shall have been filed against you; or (c) if you are a registered broker-dealer and (i) the Securities and Exchange Commission (“SEC”) shall revoke or suspend your registration as a broker-dealer, (ii) any national securities exchange or financial industry regulatory authority shall revoke or suspend your membership, or (iii) under any applicable net capital rule of the SEC or of any national securities exchange to which you are subject, your aggregate indebtedness shall exceed 1,000% of your net capital. You agree that you will immediately advise RSFD of any such proceeding, appointment, application, revocation, suspension or indebtedness level.

32. You represent and warrant that you are a “U.S. person” (as defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, and have fully and accurately completed and delivered to RSFD an IRS Form W-9 or any successor form (“Form W-9”). You further represent, warrant and covenant that you will provide an updated Form W-9 (1) promptly upon reasonable demand by RSFD or a Fund or (2) promptly upon learning that any Form W-9 previously provided has become inaccurate, invalid or obsolete (including by operation of law) and in accordance with the requirements of the Form W-9, the Code and related Treasury Department regulations or other related IRS or Treasury Department guidance. You acknowledge and agree that failure to provide the documentation required by this paragraph (i) could result in the imposition of withholding taxes on any amounts remitted to you from RSFD or a Fund under this Agreement, including amounts remitted in respect of your customers.

33. Each party represents and warrants that (a) it has the full power and authority under applicable law, and has taken all action necessary to enter into and perform this Agreement; and (b) its entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding the party has with any other person or entity. You further represent and warrant that (i) you have due authority to take each act you take on behalf of each of your customers, (ii) you maintain in your files proper authorization from each customer to exercise such authority, (iii) you have examined such documents and are satisfied that each such document is authentic, properly authorized and duly executed and delivered to you by such customer or its authorized agent, (iv) the arrangement provided for in this Agreement, including compensation arrangements, will be timely disclosed, to the extent required or appropriate, by you to Fund shareholders and prospective Fund shareholders and receipt of compensation “reallowable” or payable to you in connection with this Agreement will not violate any applicable law, rule, or regulation, including ERISA, and in particular will not constitute a non-exempt prohibited transaction under ERISA or the code, (v) in connection with the sale of Shares or delivery of such Shares after sale, you shall furnish to each investor a copy of the applicable then-current Prospectus (at no cost to the Funds, RSFD, administrator, or any affiliated person), including supplements, in a manner that satisfies all delivery obligations of the Funds under applicable law, rule and regulation, and (vi) you understand the administrator’s record-keeping obligations under Rule 204-2(a)(18)(i)(B) of the Investment Advisers Act of 1940 (the “Advisers Act”) with respect to any “government entity” (as such term is defined in Rule 206(4)-5 under the Advisers Act) invested in a Fund, and will provide, upon request, in a format agreed between the parties, the information required to be kept as a record by the administrator in connection 529 plan accounts and all participant-directed 403(b) and 457 retirement plan accounts in the Funds that are sponsored by a state or any of its political subdivisions, agencies, authorities or instrumentalities.

Shareholder Information

34. The parties agree to the terms and conditions set forth in the Shareholder Information Agreement pursuant to Rule 22c-2 of the 1940 Act, attached hereto as Exhibit C. You shall comply with requests of RSFD for information about your customers that are Fund shareholders that RSFD properly may require in order for the Funds to make notice and other applicable filings under state law, as well as to qualify for any applicable exemptions.

Confidentiality

35. The names and addresses and other information concerning your customers are and shall remain your sole property, and neither RSFD nor its affiliates shall use such names, addresses or other information for any purpose except in connection with the performance of RSFD’s duties and responsibilities hereunder and except for servicing and informational mailings relating to the Funds. RSFD and its affiliates may disclose customer information where disclosure is necessary to comply with legal process (such as a court order) or other legal requirements of any governmental authority. Notwithstanding the foregoing, this Section 35 shall not prohibit RSFD or RSFD’s affiliates from utilizing for any purpose the names, addresses or other information concerning any of your customers if such names, addresses or other information are obtained in any manner other than from you pursuant to this Agreement. The provisions of this Section 35 shall survive the termination of this Agreement.

Privacy

36. RSFD and you agree to comply with all applicable federal, state and/or local laws or regulations related to privacy. Notwithstanding anything in this Agreement to the contrary, RSFD and you agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (“GLB Act”), disclosed in connection with the transactions and services contemplated under this Agreement is for the specific purpose of permitting each of us to perform the services set forth in this Agreement. RSFD and you agree that, with respect to such information, each of us will comply with Regulation S-P and the GLB Act and that we will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

Further, you represent and warrant that you have implemented and currently maintain an effective information security program to protect customer information, which program includes administrative, technical and physical safeguards to ensure the security and confidentiality of Nonpublic Personal Information and other sensitive customer information (collectively, “Sensitive Data”), to protect against threats or hazards to the security and integrity of information technology systems and information governance, and to protect against unauthorized access to or use of Sensitive Data. You represent and warrant that you have complied with all applicable federal, state and/or local laws or regulations relating to data security and integrity.

If (i) there is any breach, loss, intrusion, or unpermitted or unauthorized access of any such Sensitive Data or (ii) you intentionally or unintentionally disclose any Sensitive Data to another person or entity and such disclosure violates any federal, state and/or local law or regulation ((i) and (ii) collectively, a “Privacy or Security Incident”), then within 24 hours you shall disclose to RSFD the details regarding the Breach, including, at a minimum: the time and date on which the Breach occurred and was detected, the total number of individuals affected; and the types of information potentially compromised. You further agree to provide timely updates to RSFD of your investigation into and remediation of the Breach and to cooperate with any investigation or inquiries relating to the Breach that RSFD deems necessary.

To the extent that any duties and responsibilities under the Agreement are delegated to an agent or other subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractor adhere to the same requirements, including, at a minimum, contractually requiring such entities to comply with all terms of this Section 36.

The parties’ obligations pursuant to this Section 36 shall survive the termination of this Agreement.

Anti-Money Laundering; Anti-Corruption

37. You represent and warrant that you are a “financial institution” as defined in the Bank Secrecy Act (“BSA”) and are regulated by a federal functional regulator. You further represent and warrant that you are in compliance with all applicable provisions of the BSA as amended, the U.S. Money Laundering Control Act of 1986 as amended, the Money Laundering Abatement Act, the USA PATRIOT Act of 2001 (“PATRIOT Act”) as amended and any other applicable anti-money laundering law, rule or regulation (collectively, “Money Laundering Laws”). You represent and warrant that you have implemented an anti-money laundering program and a customer identification program (“CIP”) in accordance with the Money Laundering Laws. You represent and warrant that your anti-money laundering program includes written policies and procedures for identifying, evaluating and reporting suspicious activity, maintaining a designated anti-money laundering compliance officer, training appropriate employees, and having independent audits conducted.

You also represent and warrant that you and your subsidiaries, officers, directors and employees are in compliance with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). You represent and warrant that you, your subsidiaries, officers, directors and employees are not included on OFAC’s Specially Designated Nationals and Blocked Persons List.

You represent and warrant that your officers, directors, employees, agents and other representatives (the “Relevant Persons”) are subject to written anti-bribery and anti-corruption policies and procedures. You further represent and warrant that you and the Relevant Persons are in compliance with the applicable provisions of the Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption law, rule, or regulation (collectively “Anti-Corruption Laws”). You represent and warrant that neither the Company nor the Relevant Persons has promised to make, will promise to make, or will cause to be made, in connection with any services provided in connection with this Agreement, any bribe, payoff, influence payment, kickback, or gift of anything of value (collectively “Payments”) (i) to or for the use or benefit of any government official; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government; or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage. You also represent that you shall create and maintain accurate books and financial records in connection with the services performed under this Agreement.

You agree that any order to purchase Shares shall constitute your continued certification of the matters to which you have certified in this Section. You understand that RSFD will be relying on the foregoing certifications in administering the Funds’ anti-money laundering compliance program. You hereby undertake to notify RSFD promptly if any of the foregoing certifications cease to be true and correct for any reason.

Indemnifications

38. You agree that you shall indemnify and hold harmless RSFD and the Funds, and their affiliates, officers, trustees, directors, employees, shareholders, members and agents against any claims, losses, costs or liabilities, including attorneys’ fees and any taxes and related penalties and interest, that may be assessed against, or suffered or incurred by any of them, howsoever they arise and as they are incurred, which relate in any way to: (a) any breach of your representations or warranties or failure to comply with your obligations as set forth in this Agreement, including, but not limited to, any sales practices concerning the Funds, any use of unauthorized sales materials, any material misrepresentations or material omissions with respect to the Funds or any information contained in the Fund Prospectuses or other RSFD-provided promotional materials or sales literature; (b) any action, claim or allegation of a third party (including, without limitation, any regulatory or government authority) of or with respect to any Privacy or Security Incident as described in Section 36; (c) bad faith, gross negligence or willful misconduct by you or your representatives; (d) any actions or omissions of RSFD, any Fund, the transfer agents of the Funds, and their subsidiaries, affiliates, officers, directors, agents and employees in reliance upon any oral, written or computer or electronically transmitted instructions believed to be genuine and to have been given by you or on your behalf; or (e) any transactions or other activity processed through NSCC programs, including the automated mutual fund order entry, settlement and registration verification system known as Fund/Serv. Notwithstanding the above, you will not be responsible for any damages caused by the bad faith, gross negligence, or willful misconduct of RSFD.

For purposes of Section 38(b), you agree that you shall indemnify and hold harmless RSFD and the Funds, and their affiliates, officers, trustees, directors, employees, shareholders, members and agents against any costs related to the investigation of, response to and remediation of an Privacy or Security Incident including, without limitation, forensic investigations, breach notification, establishment and operation of toll-free phone support for affected individuals, provision of credit protection services and identity theft insurances for affected individuals, cooperation with regulatory authorities and management and response to litigation and other legal or regulatory actions including but not limited to engaging attorneys and the payment of fines, settlements and damages.

39. RSFD agrees that RSFD shall indemnify and hold harmless you, and your affiliates, officers, trustees, directors, employees, shareholders, members and agents against any claims, losses, costs or liabilities, including attorneys’ fees, that may be assessed against, or suffered or incurred by any of them, howsoever they arise and as they are incurred, which relate in any way to: (a) any breach of RSFD’s representations or warranties or failure to comply with RSFD’s obligations as set forth in this Agreement, (b) bad faith, gross negligence or willful misconduct by RSFD or its representatives; or (c) any material misrepresentation or material omission concerning the Funds contained in a Prospectus or RSFD-provided printed materials or sales literature. Notwithstanding the above, RSFD will not be responsible for any damages caused by your bad faith, gross negligence, or willful misconduct.

40. THE PARTIES AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

41. Nothing in these Sections 38 and 39 shall be deemed to preclude an indemnified party from seeking monetary damages and/or injunctive relief in connection with such claims, losses and liabilities. Sections 38, 39, and 41 shall survive the termination of this Agreement.

Termination

42. Either party shall have the right to cancel this Agreement at any time upon written notice given to the other party.

43. RSFD reserves the right, in its sole discretion, to terminate a particular representative’s authority to offer the Funds when RSFD believes that such continued authorization presents a legal, regulatory or compliance risk to RSFD or the Fund(s). RSFD will notify you in writing of any such revocation of authority, and you shall ensure that the subject representative immediately ceases all solicitation and sales activities in connection with the Funds under this Agreement.

General Provisions

44. RSFD reserves the right to amend this Agreement at any time and you agree that a purchase order placed by you after notice of any such amendment has been sent to you shall constitute your acceptance of such amendment.

45. The parties agree that all disputes between them, whether existing on the date of this Agreement or arising hereafter, shall be submitted to arbitration in accordance with the Code of Arbitration Procedure of FINRA, or any similar rules or code which is in effect when such dispute is submitted.

46. All communications to RSFD or the Funds should be sent to the address set forth below under the signature for RSFD. All communications to you shall be sent to the address set forth below under your signature. This Agreement is not assignable and supersedes all previous agreements and amendments between the parties concerning the distribution of Shares of any of the Funds set forth in Exhibit A.

47. The trustees and shareholders of any Fund that may be organized as (or comprise a series of) a business trust under the laws of the Commonwealth of Massachusetts shall not be liable for any obligations of such Fund or related trust under this Agreement, and any person who asserts any rights or claims against such Fund or related trust hereunder shall look only to the assets and property thereof in settlement of such right or claim, and not to the trustees or shareholders.

48. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware (except as to Section 47 which shall be construed in accordance with the laws of the Commonwealth of Massachusetts).

49. If any provision of this Agreement shall be held or made invalid by a court decision, state, rule, requirement of applicable law or otherwise, then the remainder of this Agreement shall not be affected.

50. This Agreement supersedes any and all prior agreements between us and shall become effective upon execution by the duly authorized representative of the parties hereto.

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This Mutual Fund Selling Group Agreement accepted and agreed to by:

Broker/Dealer:	RS Funds Distributor LLC:

BY:	BY:
Authorized Representative

NAME/TITLE:

DATE:	DATE:

Name of Firm:	One Bush Street, #900
San Francisco, CA 94104
Street Address:	(415) 591-2700

City: State: Zip:

EXHIBIT A

LIST OF FUNDS

EXHIBIT B

COMPENSATION SCHEDULE

EXHIBIT C

SHAREHOLDER INFORMATION AGREEMENT

This SHAREHOLDER INFORMATION AGREEMENT (“Agreement”), entered into concurrently with the RS Funds Distributor LLC Mutual Fund Selling Group Agreement, between RS Funds Distributor LLC (“RSFD”) and you. For the purposes of this Agreement, the term “Intermediary” shall refer to you.

WHEREAS, RSFD is the distributor for the RS Investment Trust mutual fund family (the “Fund”);

WHEREAS, Intermediary submits purchase and redemption orders directly to the Fund on behalf of intermediaries that are registered owners of accounts on the books and records of Intermediary, and Intermediary maintains on the books of the Fund one or more account(s) that hold Shares of the Fund;

WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940 (“SEC Rule 22c-2”), the Fund, or its distributor on the Fund’s behalf, is required to enter into a written agreement with each of its first-tier intermediaries under which an intermediary agrees to provide access to certain shareholder identification and transactional information upon the Fund’s request.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, RSFD and Intermediary agree as follows:

1.	Shareholder Information

1.1	Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

1.1.1	Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, as set forth in SEC Rule 22c-2.

1.1.2	Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 1.1. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 1.1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 1.1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b)   Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and

(c)   To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.1.3	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

1.2	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund, as set forth in SEC Rule 22c-2.

1.2.1	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

1.2.2	Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

1.2.3	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

1.2.4	Resumption of Trading. Fund must provide Intermediary with written instructions to permit a Shareholder to resume trading, and Intermediary agrees to execute such instructions as soon as reasonably practicable.

1.3	Detecting Violations. Intermediary agrees to make reasonable efforts to assist the Fund and its service providers (including its distributor and administrator) in preventing and detecting excessive, short-term trading of Shares and other abusive practices, including “market timing.”

1.4	Definitions. For purposes of this paragraph:

1.4.1	The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

1.4.2	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

1.4.3	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name, or the holder of interests in a variable annuity or variable life insurance contract sold by the Intermediary. For Shareholders who are retirement plan recordkeepers, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares

1.4.4	The term “written” includes electronic writings and facsimile transmissions.

1.4.5	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

1.4.6	The term “purchase” does not include the automatic reinvestment of dividends.

1.4.7	The term “promptly” as used in 1.1.2 shall mean as soon as practicable but in no event later than five business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

2. This Agreement shall survive the termination of the RS Funds Distributor LLC Mutual Fund Selling Group Agreement.

3. Each party represents and warrants to the other party that it possesses the full power and authority to enter into and to perform the obligations under this Agreement.

Exhibit D

Operational Terms

The administrator or its delegate(s) will furnish you or your delegate, on each business day with respect to each class of each Fund offered or made available by you, with (i) net asset value information as determined at or about the Valuation Time and (ii) income accrual factors, dividend, and capital gains information as it becomes available. The administrator or its delegate(s) will use best efforts to provide net asset value, income accrual, dividend and capital gains information to you or your delegate by 7:00 p.m. Eastern Time on each business day. You will ensure that all Orders are dated and time stamped when received by you or any indirect intermediary (except with respect to subscription accounts).

Unless otherwise instructed by you, dividends and capital gains distributions from any Fund shall be automatically reinvested in additional Shares of such Fund.

Except with respect to the processing of Orders utilizing the National Securities Clearing Corporation (“NSCC”) Fund/SERV system (“Fund/SERV”) or the Defined Contribution Clearance & Settlement System (“DCC&S”), as discussed below, payment for net purchases of Shares attributable to all orders placed with a Fund or the transfer agent as of the Valuation Time on a given business day will be wired by you or your delegate to such Fund’s custodial account designated by the administrator no later than 3:00 p.m. Eastern Time on the next business day. Purchases of Shares will settle only upon receipt of payment in full by the transfer agent or other delegate of the Fund. The administrator ordinarily shall provide for payment of net redemptions of Shares attributable to orders received in good order by you or your delegate prior to the Valuation Time on a given business day to be wired to a custodial account designated by you no later than 3:00 p.m. Eastern Time on the next business day. Notwithstanding the foregoing, each Fund may, if it deems appropriate, delay redemptions of the Shares of a Fund or postpone payment upon redemption, to the extent permitted by the 1940 Act.

If, and to the extent, you and RSFD process orders through Fund/SERV, and/or utilize the NSCC Networking system (“NETWORKING”) or DCC&S in connection with processing, account reconciliation and dividend processing, you represent that you are a member of the NSCC or otherwise has access to Fund/SERV, NETWORKING and/or DCC&S services through a clearing firm. You and RSFD shall abide by the Rules & Procedures of the NSCC (“Rules”) and the Rules shall be part of the terms and conditions of each transaction and/or other processes that utilize Fund/SERV, NETWORKING and/or DCC&S services. For all orders processed other than through the NSCC, you shall comply with such reasonable procedures as RSFD shall specify.

Receipt in “good order” shall have the meaning assigned in Section 12 of the Mutual Fund Selling Group Agreement (the “Agreement”). Capitalized terms in this exhibit not otherwise defined in this exhibit shall have the meaning provided for in the Agreement.